                                   EXHIBIT 11

                           BANK OF BOSTON CORPORATION

                    Computation of Earnings Per Common Share



                                                              Quarters Ended
                                                                 March 31

   EARNINGS (in millions)                                     1996        1995
   --------                                                   ----        ----
1. Net income                                              $     117   $     125

2. Less: Preferred dividends                                       9           9
                                                             -------     -------

3. Net income applicable to primary and fully diluted
    earnings per common share                              $     108   $     116
                                                             =======     =======


   SHARES (in thousands)
   ------

4. Weighted average number of common shares outstanding      111,034     107,278



5. Incremental shares from assumed exercise
    of dilutive stock options as of the beginning
    of the period using the treasury stock method              1,830         970


6. Incremental shares from assumed conversion
    of debentures at beginning of period                                   3,572
                                                             -------     -------

7. Adjusted number of common shares                          112,864     111,820
                                                             =======     =======

   PER SHARE CALCULATION
   ---------------------

8. Primary net income per common share                       $   .97     $  1.08
   (Item 3/Item 4)

9. Fully diluted net income per common share               $     .95   $    1.04
   (Item 3/Item 7)